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                                                                  EXHIBIT 5.1

                         Proskauer Rose Goetz & Mendelsohn LLP
                                      1585 Broadway
                               New York, New York 10036-8299
                                     (212) 969-3000
                                    November 1, 1996


Level 8 Systems, Inc.
One Penn Plaza, Suite 3401
New York, New York 10119

Ladies and Gentlemen:


     We have acted as special counsel to Level 8 Systems, Inc. (the
"Company"), a New York corporation, in connection with the preparation and filing of the Company's Registration Statement on Form S-1 (Registration No.
333-     ) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering by the Company of 600,000 shares of its common stock (plus up to 30,000 additional shares of its common stock to cover over-allotments), the proposed offering by certain selling shareholders of up to 400,000 shares of the Company's common stock (plus up to 120,000 to cover over-allotments) and the proposed sale of warrants (the "Warrants") to purchase 100,000 shares of the Company's common stock.

     We have made such investigation and examined such documents and records (including certificates of certain public officials and certificates furnished by officers of the Company) as we have deemed necessary, and on that basis we are of the following opinion:

     1. The shares of the Company's common stock to be offered by the Company to the public pursuant to the Registration Statement (including the additional shares issuable to cover over-allotments) have been duly authorized and, when issued and paid for in the manner described in the Registration Statement, will be validly issued and fully paid and nonassessable (subject to Section 630 of the New York Business Corporation Law).

     2. The shares of the Company's common stock to be offered by certain selling shareholders to the public


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Level 8 Systems, Inc.
November 1, 1996
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pursuant to the Registration Statement have been duly authorized and are validly issued and fully paid and nonassessable (subject to Section 630 of the New York Business Corporation Law).

     3. The Warrants to be sold by the Company pursuant to the Registration Statement have been duly authorized and, after due execution and delivery by the parties to the Warrants, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4. The shares of the Company's common stock issuable upon exercise of the Warrants have been duly authorized and when issued and paid for in accordance with their terms of the Warrant, will be validly issued and fully paid and nonassessable (subject to Section 630 of the New York Business Corporation Law).

     We consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the use of this opinion for filing as exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,


                                       PROSKAUER ROSE GOETZ & MENDELSOHN LLP